Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Fourth Quarter 2014 Results
St. Louis, Missouri, January 30, 2015. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced earnings of $5.0 million for the three months ended December 31, 2014, as compared to $6.0 million for the three months ended September 30, 2014 and $219.7 million for the three months ended December 31, 2013. The Company's earnings are reflective of a provision for income taxes of $3.1 million and $3.2 million for the three months ended December 31, 2014 and September 30, 2014, respectively, and a benefit for income taxes of $288.2 million for the three months ended December 31, 2013. For the years ended December 31, 2014 and 2013, earnings were $21.7 million and $241.7 million, respectively.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, "We are pleased with our overall performance during 2014. One of the highlights of 2014 was our successful ability to grow total loans by $169.7 million during the fourth quarter of 2014 and $292.1 million for the year. This loan growth is expected to improve our earnings in 2015. In addition to the loan growth, continued improvement in most asset quality statistics allowed the Company to record a negative provision for loan losses of $2.0 million for the fourth quarter of 2014 and $7.0 million for the year. We also successfully continued our efforts to improve the Company's efficiency through meaningful reductions in operating expenses that led to a decline in such expenses of nearly $10.0 million exclusive of the goodwill impairment charge recorded in the fourth quarter of 2013."
Net Interest Income:
Net interest income was $36.8 million for the fourth quarter of 2014, the third quarter of 2014 and the fourth quarter of 2013.
Our net interest margin was 2.73% for the fourth quarter of 2014, in comparison to 2.74% for the third quarter of 2014 and 2.57% for the fourth quarter of 2013. The improvement in net interest margin, as compared to the fourth quarter of 2013, primarily reflects a change in the mix of our interest-earning assets, marking growth in our loan portfolio year-over-year. Our average interest-earning assets for the fourth quarter of 2014 were $5.36 billion, in comparison to $5.34 billion for the third quarter of 2014 and $5.70 billion for the fourth quarter of 2013.

Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Average yield on loans	3.85%	3.99%	4.10%
Average yield on investment securities	2.32	2.23	2.19
Average yield on interest-earning assets	3.11	3.12	2.99
Average cost of interest-bearing deposits	0.24	0.23	0.23
Average cost of interest-bearing liabilities	0.52	0.51	0.57
Provision for Loan Losses:
We recorded a negative provision for loan losses of $2.0 million, $5.0 million and $5.0 million for the fourth quarter of 2014, the third quarter of 2014 and the fourth quarter of 2013, respectively, marking continued improvement in most asset quality statistics, in addition to improving economic trends in our markets and in our loan portfolio. Net loan charge-offs were $5.8 million for the fourth quarter of 2014 and reflect a $5.6 million charge-off on a single multi-family residential loan relationship, as further described below. Net loan recoveries were $1.7 million and $1.8 million for the third quarter of 2014 and the fourth quarter of 2013, respectively.
Noninterest Income:
Noninterest income was $14.2 million for the fourth quarter of 2014, in comparison to $13.7 million for the third quarter of 2014 and $43.6 million for the fourth quarter of 2013.
Gains on sales of residential mortgage loans were $2.0 million, $1.4 million and $602,000 for the fourth quarter of 2014, the third quarter of 2014 and the fourth quarter of 2013, respectively, representing an increase in loan production volumes in our Mortgage Banking division.
Net losses associated with changes in the fair value of mortgage and SBA servicing rights were $1.9 million, $501,000 and $468,000 for the fourth quarter of 2014, the third quarter of 2014 and the fourth quarter of 2013, respectively, primarily reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods, as well as changes in cash flow assumptions underlying SBA loans serviced for others.
Net gains (losses) on investment securities were $408,000, $(1,000) and $(1,000) for the fourth quarter of 2014, the third quarter of 2014 and the fourth quarter of 2013, respectively. We sold certain investment securities during the fourth quarter of 2014 to fund loan growth and reposition the balance sheet.
Net gains on sales of other real estate properties were $358,000, $148,000 and $1.2 million for the fourth quarter of 2014, the third quarter of 2014 and the fourth quarter of 2013, respectively.
Noninterest income for the fourth quarter of 2014 includes a gain of $1.1 million on the sale of a former branch facility. Noninterest income for the fourth quarter of 2013 includes a gain of $28.6 million related to the sale of First Bank's Association Bank Services line of business in November 2013, after the write-off of goodwill of $18.0 million allocated to the transaction.
Noninterest Expense:
Noninterest expense was $45.0 million for the fourth quarter of 2014, in comparison to $46.3 million for the third quarter of 2014 and $153.9 million for the fourth quarter of 2013. Noninterest expense for the fourth quarter of 2013 includes goodwill impairment of $107.3 million.
Provision for Income Taxes:
The Company recorded a provision for income taxes of $3.1 million and $3.2 million for the fourth and third quarters of 2014, respectively, compared to a benefit for income taxes of $288.2 million for the fourth quarter of 2013. During the fourth quarter of 2013, the Company reversed substantially all of its valuation allowance against its net deferred tax assets, previously established in 2008.

Investment Securities:
Investment securities were $2.06 billion at December 31, 2014, compared to $2.13 billion at September 30, 2014 and $2.35 billion at December 31, 2013. The Company continues to maintain a high level of investment securities in an effort to support future loan growth opportunities.
Loans:
Loans, net of deferred loan fees, increased to $3.15 billion at December 31, 2014, from $2.98 billion at September 30, 2014 and $2.86 billion at December 31, 2013. The increase in the loan portfolio of $169.7 million during the fourth quarter of 2014 primarily reflects growth in our real estate mortgage and commercial loan portfolios of $101.9 million and $49.4 million, respectively, as a result of increased loan production volumes.
Deposits:
Deposits increased to $4.85 billion at December 31, 2014, from $4.83 billion at September 30, 2014 and $4.81 billion at December 31, 2013. The increase in deposits of $22.6 million during the fourth quarter of 2014 reflects growth in demand deposits and savings and money market deposits of $18.2 million and $25.2 million, respectively, partially offset by a reduction in time deposits of $20.8 million.
Asset Quality:
The Company's nonperforming assets were $113.1 million at December 31, 2014, as compared to $103.6 million at September 30, 2014 and $119.7 million at December 31, 2013, representing a $9.6 million, or 9.2%, increase in nonperforming assets during the fourth quarter of 2014, and a $6.5 million, or 5.4%, decrease in nonperforming assets year-over-year. During the fourth quarter of 2014, we downgraded a single $19.1 million multi-family residential loan relationship from performing troubled debt restructuring to nonaccrual classification, after recording a $5.6 million loan charge-off on this loan relationship. Despite this addition of $19.1 million to nonaccrual loans, the total balance of nonaccrual loans increased only $9.6 million during the fourth quarter of 2014 as a result of the resolution of several other nonaccrual loans. The Company's ratio of nonaccrual loans to total loans was 1.83% at December 31, 2014, as compared to 1.61% at September 30, 2014 and 1.85% at December 31, 2013. The allowance for loan losses as a percentage of nonaccrual loans was 116.35% at December 31, 2014, as compared to 156.06% at September 30, 2014 and 153.02% at December 31, 2013.
The Company experienced a decline in potential problem loans of $1.5 million during the fourth quarter of 2014 and $84.3 million, or 77.0%, for the year ended December 31, 2014. The resolution of potential problem loans in addition to other improving trends in our loan portfolio allowed the Company to record a negative provision for loan losses of $2.0 million and $7.0 million for the fourth quarter of 2014 and year ended December 31, 2014, respectively.
Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	December 31, 2014	September 30, 2014	December 31, 2013
	(dollars expressed in thousands)
Benefit for loan losses	$(2,000)	(5,000)	(5,000)
Nonaccrual loans	57,476	47,861	52,956
Performing troubled debt restructurings	80,619	107,669	110,627
Other real estate	55,666	55,709	66,702
Potential problem loans	25,179	26,649	109,504
Net loan charge-offs (recoveries)	5,820	(1,676)	(1,756)
Ratio of:
Nonaccrual loans to loans	1.83%	1.61%	1.85%
Nonperforming assets to total assets	1.91	1.76	2.02
Allowance for loan losses to loans	2.12	2.51	2.84
Allowance for loan losses to nonaccrual loans	116.35	156.06	153.02

Regulatory Capital:
First Bank is considered well capitalized under the prompt corrective action provisions of the regulatory capital standards and First Banks, Inc. is considered adequately capitalized under the regulatory capital standards established for bank holding companies.
Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	December 31, 2014	September 30, 2014	December 31, 2013
First Bank:
Total Capital Ratio	17.81%	18.56%	20.12%
Tier 1 Ratio	16.55	17.30	18.86
Leverage Ratio	11.35	11.37	11.77
First Banks, Inc.:
Total Capital Ratio	12.25	12.39	11.13
Tier 1 Ratio	7.33	7.42	6.58
Leverage Ratio	5.01	4.86	4.12
The reduction in First Bank's regulatory capital ratios during the year ended December 31, 2014 is primarily attributable to dividend payments of $95.0 million that were paid to First Banks, Inc. First Banks, Inc. utilized the majority of the funds received from these dividend payments to pay interest on its outstanding junior subordinated debentures.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Years Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest income	$42,007	41,945	42,911	168,728	174,031
Interest expense	5,168	5,098	6,072	21,178	24,629
Net interest income	36,839	36,847	36,839	147,550	149,402
Benefit for loan losses	(2,000)	(5,000)	(5,000)	(7,000)	(5,000)
Net interest income after benefit for loan losses	38,839	41,847	41,839	154,550	154,402
Noninterest income	14,247	13,671	43,580	56,040	93,328
Noninterest expense	44,987	46,296	153,857	176,852	294,067
Income (loss) before provision (benefit) for income taxes	8,099	9,222	(68,438)	33,738	(46,337)
Provision (benefit) for income taxes	3,112	3,212	(288,215)	12,159	(288,260)
Net income	4,987	6,010	219,777	21,579	241,923
Less: net income (loss) attributable to noncontrolling interest in subsidiary	10	(32)	66	(76)	179
Net income attributable to First Banks, Inc.	$4,977	6,042	219,711	21,655	241,744
Preferred stock dividends declared	—	—	1,028	—	15,869
Accretion of discount on preferred stock	—	—	918	—	3,643
Net income available to common stockholders	$4,977	6,042	217,765	21,655	222,232

Basic earnings per common share	$210.36	255.34	9,203.51	915.24	9,392.31
Diluted earnings per common share	$183.90	222.43	9,203.51	788.38	9,392.31

SELECTED FINANCIAL DATA

	December 31, 2014	September 30, 2014	December 31, 2013
Total assets	$5,935,519	5,886,815	5,918,983
Cash and cash equivalents	205,402	263,466	190,435
Investment securities	2,063,837	2,129,383	2,351,931
Loans, net of deferred loan fees	3,149,243	2,979,577	2,857,095
Allowance for loan losses	66,874	74,694	81,033
Deposits	4,849,504	4,826,930	4,813,895
Securities sold under agreements to repurchase	64,875	42,682	43,143
Subordinated debentures	354,286	354,267	354,210
Stockholders’ equity	512,444	508,693	488,256
Nonperforming assets	113,142	103,570	119,658

SELECTED FINANCIAL RATIOS

	Three Months Ended			Years Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net interest margin	2.73%	2.74%	2.57%	2.77%	2.57%
Yield on loans	3.85	3.99	4.10	4.01	4.20
Cost of interest-bearing deposits	0.24	0.23	0.23	0.23	0.24
Loan-to-deposit ratio	64.94	61.73	59.35	64.94	59.35

About First Banks, Inc.

The Company had assets of $5.94 billion at December 31, 2014 and currently operates 129 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures, as applicable, may be found in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's internet site (http://www.sec.gov), and such disclosures will also be presented in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2014 upon filing with the SEC in March 2015.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company's plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company's loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company's results to differ materially from those described in the forward-looking statements may be found in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC's internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.